EXHIBIT 99.2

Indaba Group, LLC

Financial Statements

For the quarter ended September 30, 2015

      INDABA GROUP, LLC

BALANCE SHEETS

	September 30, 2015	June 30, 2015
	(unaudited)
ASSETS
CURRENT ASSETS
Cash	$ 22,772	$ -
Accounts receivable, net	318,360	526,247
Prepaid and other current assets	3,000	-
TOTAL CURRENT ASSETS	344,132	526,247

PROPERTY & EQUIPMENT, at cost
Tenant improvements	9,025	9,025
Furniture, fixtures & equipment	18,216	16,862
Computer equipment	88,968	86,962
Computer software	1,698	1,698
	117,907	114,547
Less accumulated depreciation	(47,839)	(42,700)
NET PROPERTY AND EQUIPMENT	70,068	71,847

OTHER ASSETS
Lease deposit	3,500	3,500
TOTAL OTHER ASSETS	3,500	3,500

TOTAL ASSETS	$ 417,700	$ 601,594

LIABILITIES AND MEMBERS' EQUITY

CURRENT LIABILITIES
Accounts payable	$ 111,019	$ 90,238
Accrued expenses	8,445	34,442
Deferred income	-	7,023
Line of credit	-	85,576
TOTAL CURRENT LIABILITIES	119,464	217,279

TOTAL LIABILITIES	119,464	217,279

MEMBERS' EQUITY
Members' equity	298,236	384,315
TOTAL MEMBERS' EQUITY	298,236	384,315

TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 417,700	$ 601,594

The accompanying notes are an integral part to these financial statements.

INDABA GROUP, LLC

STATEMENTS OF OPERATIONS

(Unaudited)

	Quarters Ended
	September 30, 2015	September 30, 2014

REVENUE	$ 661,342	$ 456,248

COST OF REVENUE	28,480	12,056

GROSS PROFIT	632,862	444,192

OPERATING EXPENSES
Selling, general and administrative expenses	681,494	370,555
Depreciation and amortization	6,343	5,038

TOTAL OPERATING EXPENSES	687,837	375,593

INCOME (LOSS) FROM OPERATIONS BEFORE OTHER INCOME (EXPENSE)	(54,975)	68,599

OTHER INCOME (EXPENSE)
Other expense	(982)	(111)
Other income	868	-
Gain on insurance settlement	-	19,194
Loss on disposal of fixed assets	(1,004)	-
Interest expense	(2,737)	(1,344)

TOTAL OTHER INCOME (EXPENSE)	(3,855)	17,739

NET INCOME (LOSS)	$ (58,830)	$ 86,338

The accompanying notes are an integral part to these financial statements.

INDABA GROUP, LLC

STATEMENTS OF CASH FLOWS

(audited)

	Quarters Ended
	September 30, 2015	September 30, 2014
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income (Loss)	$ (58,830)	$ 86,338
Adjustment to reconcile net income (loss) to net cash provided
(used) by operating activities
Depreciation and amortization	6,343	5,038
Bad debt expense	9,582	-
Change in assets and liabilities:
(Increase) Decrease in:
Accounts receivable	198,305	(100,391)
Prepaid and other assets	(3,000)	(11,055)
Increase (Decrease) in:
Accounts payable	20,781	(3,356)
Accrued expenses	(25,997)	(6,586)
Deferred income	(7,023)	-

NET CASH PROVIDED (USED) IN OPERATING ACTIVITIES	140,161	(30,012)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(5,769)	(22,962)
Disposal of property and equipment	1,205	14,662

NET CASH USED IN INVESTING ACTIVITIES	(4,564)	(8,300)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payment on Line of Credit	(85,576)	-
Proceeds from Line of Credit	-	3,500
Member distributions	(27,249)	(18,112)

NET CASH USED IN FINANCING ACTIVITIES	(112,825)	(14,612)

NET INCREASE (DECREASE) IN CASH	22,772	(52,924)

CASH, BEGINNING OF PERIOD	-	72,736

CASH, END OF PERIOD	$ 22,772	$ 19,812

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Interest paid	$ 2,737	$ 1,344
Taxes paid	$ -	$ -

The accompanying notes are an integral part to these financial statements.

INDABA GROUP, LLC

NOTES TO THE UNAUDITED FINANCIAL STATEMENTS

FOR THE QUARTER ENDED SEPTEMBER 30, 2015

1.  ORGANIZATION AND LINE OF BUSINESS

Organization

Indaba Group, LLC (the "Company") is a Colorado limited liability company. The Company, based in Denver, Colorado, began operations on January 1, 2011.  The Company is a provider of fully hosted web based e-commerce software products.

Line of Business

Indaba Group is a provider of ecommerce development solutions for upper-midmarket and enterprise level online sellers in the business -to-consumer and business-to-business industries.  Our approach is to acquire long term clients by offering expert services, including; strategic and tactical consulting, creative services, expertise in modern ecommerce platforms, custom integrations, marketing, optimization and analytics, and ongoing support and maintenance of our customers' entire ecommerce environment. By collaborating with our clients for long-term growth, and constantly leveraging and innovating relevant technology, we help a diverse industry mix of multi-channel retailers maximize their revenues across all devices and channels.

The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information.  Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all normal recurring adjustments considered necessary for a fair presentation have been included.  Operating results for the three months ended September 30, 2015 are not necessarily indicative of the results that may be expected for the year ending June 30, 2016.  For further information, refer to the financial statements and footnotes thereto included in the Company's financial statements for the year ended June 30, 2015.

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

This summary of significant accounting policies of Indaba Group, LLC is presented to assist in understanding the Company's financial statements. The financial statements and notes are representations of the Company's management, which is responsible for their integrity and objectivity. These accounting policies conform to accounting principles generally accepted in the United States of America and have been consistently applied in the preparation of the financial statements.

Accounts receivable

The Company extends credit to its customers, who are located nationwide.  Accounts receivable are customer obligations due under normal trade terms.  The Company performs continuing credit evaluations of its customers' financial condition.  Management reviews accounts receivable on a regular basis, based on contracted terms and how recently payments have been received to determine if any such amounts will potentially be uncollected.  The Company includes any balances that are determined to be uncollectible in its allowance for doubtful accounts.  After all attempts to collect a receivable have failed, the receivable is written off.  The balance of the allowance account at September 30, 2015 and June 30, 2015 are $9,582 and $27,484 respectively.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the accompanying financial statements.  Significant estimates made in preparing these financial statements include the allowance for doubtful accounts, the estimate of useful lives of property and equipment, the deferred tax valuation allowance, and the fair value of stock options and warrants. Actual results could differ from those estimates.

INDABA GROUP, LLC

NOTES TO THE UNAUDITED FINANCIAL STATEMENTS

FOR THE QUARTER ENDED SEPTEMBER 30, 2015

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

Revenue recognition

The Company recognizes income when the service is provided or when product is delivered. We present revenue, net of customer incentives.  Most of the income is generated from professional services and site development fees.

We provide online marketing services that we purchase from third parties.  The gross revenue presented in our statement of operations is in accordance with ASC 605-45.

We also offer professional services such as development services.  The fees for development services with multiple deliverables constitute a separate unit of accounting in accordance with ASC 605-25, which are recognized as the work is performed.

Upfront fees for development services or other customer services are deferred until certain implementation or contractual milestones have been achieved.  The deferred revenue as of September 30, 2015 and June 30, 2015 was $0 and $7,023, respectively.

Return policy

On all service offerings such as web based e-commerce products there are no returns.

Cost of Revenue

Cost of revenue includes the direct costs of operating the Company's cloud hosting architecture, contractors involved in the production process and certain third party internet marketing charges.

Research and Development

Research and development costs are expensed as incurred.  Total research and development costs were $0 for the quarters ended September 30, 2015 and 2014.

Advertising Costs

The Company expenses the cost of advertising and promotional materials when incurred.  Total advertising costs were $0 and $12 for the quarters ended September 30, 2015 and 2014, respectively.

Fair value of financial instruments

The Company's financial instruments, including cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities are carried at cost, which approximates their fair value, due to the relatively short maturity of these instruments.  As of September 30, 2015 and 2014, the Company's notes payables have stated borrowing rates that are consistent with those currently available to the Company and, accordingly, the Company believes the carrying value of these debt instruments approximates their fair value.

INDABA GROUP, LLC

NOTES TO THE UNAUDITED FINANCIAL STATEMENTS

FOR THE QUARTER ENDED SEPTEMBER 30, 2015

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. ASC Topic 820 established a three-tier fair value hierarchy which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1measurements) and the lowest priority to unobservable inputs (level 3 measurements). These tiers include:

•	Level 1, defined as observable inputs such as quoted prices for identical instruments in active markets;
•

Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•

Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

We measure certain financial instruments at fair value on a recurring basis. Assets and liabilities measured at fair value on a recurring basis are as follows at September 30, 2015:

Property and Equipment

Property and equipment are stated at cost, and are depreciated or amortized using the straight-line method over the following estimated useful lives:

Furniture, fixtures & equipment	7 years
Computer equipment	5 years
Computer software	3 years
Leasehold improvements	Length of the lease

Depreciation expenses were $6,343 and $5,038 for the quarters ended September 30, 2015 and 2014, respectively.

Concentrations of Business and Credit Risk

The Company operates in a single industry segment.  The Company markets its services to companies and individuals in many industries and geographic locations.  The Company's operations are subject to rapid technological advancement and intense competition in the SAAS industry. Accounts receivable represent financial instruments with potential credit risk.  The Company typically offers its customers credit terms.  The Company makes periodic evaluations of the credit worthiness of its enterprise customers and other than obtaining deposits pursuant to its policies, it generally does not require collateral.  In the event of nonpayment, the Company has the ability to terminate services.

Income Taxes

The Company is organized in the state of Colorado as a limited liability company, but files taxes with the federal government of the United States of America as an S-corp.  Therefore, all earnings pass through to the members of the Company, and are included on the individual tax returns of the members.

Recently Issued Accounting Pronouncements

Management reviewed accounting pronouncements issued during the three months ended September 30, 2015, and no pronouncements were adopted during the period.

INDABA GROUP, LLC

NOTES TO THE UNAUDITED FINANCIAL STATEMENTS

FOR THE QUARTER ENDED SEPTEMBER 30, 2015

3.   LINE OF CREDIT

The Company has established a line of credit ("LOC") with JPMorgan Chase bank ("Chase").  Under the terms of the LOC, the Company is free to draw upon the available funds, at its discretion and without advance notice to Chase.  The Company uses the funds to cover gaps in operating cash flow.  The LOC allows a total maximum balance of $90,000, carries an interest rate of prime plus 3.050%, is secured by the assets of the business and is personally guaranteed by the members.  The outstanding balance is not required to be paid off monthly, nor is the Company required to make a minimum monthly payment.  As of September 30, 2015 and June 30, 2015, the balances were $0 and $85,576, respectively.

4.   CONCENTRATIONS

For the quarter ended September 30, 2015, the Company had two major customers who represented approximately 47% of total revenue.  For the quarter ended September 30, 2014, the Company had three major customers who represented 49% of total revenue. At September 30, 2015 and 2014, accounts receivable from three customers represented approximately 38% and 28% of total accounts receivable, respectively.

5.   COMMITMENTS AND CONTINGENCIES

Operating Leases

On December 10th, 2012, the Company signed a lease commencing on January 16, 2013 and terminating February 28, 2016, for approximately 3,300 square feet of office space at 2854 Larimer Street, Denver, CO 80205, for approximately $3,500 per month.  The following is a schedule, by years, of future minimum rental payments required under the operating lease.

Years Ended June 30,	Rent Payment
2016	$28,000
2017	-

Total lease expense for the quarters ended September 30, 2015 and 2014 was $10,560 and $10,560, respectively.  The Company is also required to pay its pro rata share of taxes, building maintenance costs, and insurance in according to the lease agreement.

Legal Matters

The Company may be involved in legal actions and claims arising in the ordinary course of business, from time to time, none of which at the time are considered to be material to the Company's business or financial condition.

6.  SUBSEQUENT EVENTS

Management has evaluated subsequent events according to ASC TOPIC 855 as of the date of the financial statements and has determined that the following subsequent event is reportable.

On October 1, 2015, the Company completed a merger with CloudCommerce, Inc. ("CloudCommerce").  As of that date, CloudCommerce's operating subsidiary, Warp 9, Inc., merged with Indaba Group, LLC and changed the name of the combined subsidiary to Indaba Group, Inc.  The total purchase price of two million dollars ($2,000,000.00), was paid in the form of the issuance of ten thousand (10,000) shares of CloudCommerce's Series A Convertible Preferred Stock, at a liquidation preference of two hundred dollars ($200.00) per share.  As of the date of closing, Ryan Shields and Blake Gindi, two of the owners of Indaba Group, LLC, were appointed to the CloudCommerce board of directors.